Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
October 27, 2023	Corporate Communications
317-465-0479
sthien@fhlbi.com

FHLBank Indianapolis Announces 2023 Board of Directors Election Results

The Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or “Bank”) today announced the results of the election of two independent directors and two Michigan member directors to its Board of Directors (“Board”). The following individuals were elected to the Board and will each serve four-year terms beginning Jan. 1, 2024.

•Anika Goss-Foster, CEO, Detroit Future City, Detroit, Mich., as a public interest independent director.
•Glenn Wilson, President and CEO, Communities First, Inc., Flint, Mich., as a public interest independent director.
•Jacqueline (Jackie) Buchanan, President and CEO, Genisys Credit Union, Auburn Hills, Mich., as a Michigan member director.
•Margaret (Peg) Lamb, Senior Vice President and Chief Risk Officer, People Driven Credit Union, Southfield, Mich., as a Michigan member director.

Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Federal Home Loan Bank of Indianapolis: Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and they receive no Congressional appropriations. One of 11 independent regional cooperative banks across the U.S., the FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com and follow the Bank on LinkedIn and X (Formerly known as Twitter) at @FHLBankIndy.